Exhibit 99.1

Flexsteel Reports First Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--October 19, 2015--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record first quarter net sales and net income.

Financial Highlights:

  Net sales increased 16.4% to $127 million.
  Net income increased 18.1% to $5.8 million, or 4.6% of net sales.

The following table compares net sales for the quarters ended September 30, (in millions):

	2015	2014	$ Change	% Change
Residential	$106.3	$91.4	$14.9	16.3%
Commercial	20.2	17.2	3.0	17.2%
Total	$126.5	$108.6	$17.9	16.4%

Net sales were $127 million for the quarter ended September 30, 2015 compared to $109 million in the prior year quarter, an increase of 16.4%. Residential net sales increased primarily due to demand for upholstered furniture and to a lesser extent ready-to-assemble furniture.

Gross margin as a percent of net sales for the quarter ended September 30, 2015 was 22.0% compared to 23.5% for the prior year quarter, representing a decrease of approximately $2 million. The Company is making long-term strategic investments in an expanded distribution network, designed to meet current and future customer needs while improving operations. In the current quarter this negatively impacted gross margin by $1.3 million or 1.0%.

Selling, general and administrative (SG&A) expenses were 14.6% of net sales in the current year quarter, compared to 16.9% in the prior year quarter. The improvement in SG&A as a percentage of net sales for the quarter reflects fixed cost leverage on higher sales volume of $1.9 million and lower direct selling costs of $1.0 million primarily due to timing of expenditures.

In the prior year quarter, the Company realized a non-taxable gain on life insurance of $0.4 million, or $0.06 per share in the prior year quarter. The gain is included in “interest and other income” in the consolidated statements of income.

Net income was $5.8 million or $0.74 per share compared to $4.9 million or $0.64 per share in the prior year quarter.

Working capital (current assets less current liabilities) at September 30, 2015 was $126 million compared to $120 million at June 30, 2015. Primary changes in working capital include decreases in inventory of $5 million, current borrowings of $5 million and accounts payable of $4 million and an increase in accounts receivable of $2 million. The decrease in inventory is due to improving efficiency of the expanded distribution network which contributed to increased net sales. The increase in accounts receivable is due to the increase in net sales and the timing of collections. The decrease in accounts payable is due to timing of payments. Capital expenditures were $2 million and dividend payments totaled $1 million for the quarter.

All earnings per share amounts are on a diluted basis.

Outlook

The Company expects top line growth will continue during the second fiscal quarter due to strong order trends and backlog of unshipped orders. Residential growth is expected to continue with existing customers and products, and through product portfolio and customer base expansion. The Company believes this growth will be led by increased demand for upholstered and ready-to-assemble products. The Company is confident in its ability to take advantage of market opportunities.

The Company continues to proceed on two multi-year initiatives, designed to enhance customer experience and increase shareholder value. The Company continues to execute its logistics strategy and develop its business information system requirements. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Operating capital expenditures are estimated to be $6 million for the remainder of fiscal 2016. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)
	September 30,	June 30,
	2015	2015
ASSETS

CURRENT ASSETS:
Cash	$1,865	$1,282
Trade receivables, net	46,643	45,101
Inventories	108,872	113,842
Other	11,550	10,997
Total current assets	168,930	171,222

NONCURRENT ASSETS:
Property, plant, and equipment, net	64,796	64,770
Other assets	7,066	8,627

TOTAL	$240,792	$244,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$14,367	$18,329
Notes payable – current	6,807	11,904
Accrued liabilities	22,163	21,087
Total current liabilities	43,337	51,320

LONG-TERM LIABILITIES:
Other long-term liabilities	5,579	6,552
Total liabilities	48,916	57,872

SHAREHOLDERS’ EQUITY	191,876	186,747

TOTAL	$240,792	$244,619

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)
	Quarter Ended
	September 30,
	2015	2014
NET SALES	$126,531	$108,666
COST OF GOODS SOLD	(98,662)	(83,146)
GROSS MARGIN	27,869	25,520
SELLING, GENERAL AND ADMINISTRATIVE	(18,490)	(18,391)
OPERATING INCOME	9,379	7,129
OTHER INCOME (EXPENSE):
Other (expense) income	(50)	619
Interest expense	(37)	–
Total	(87)	619
INCOME BEFORE INCOME TAXES	9,292	7,748
INCOME TAX PROVISION	(3,530)	(2,870)
NET INCOME	$5,762	$4,878

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,508	7,371
Diluted	7,761	7,667

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.77	$0.66
Diluted	$0.74	$0.64

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Quarter Ended
	September 30,
	2015	2014
OPERATING ACTIVITIES:
Net income	$5,762	$4,878
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,742	1,096
Stock-based compensation expense	171	282
Deferred income taxes	(3)	86
Excess tax (benefit) expense from share-based payments	(20)	113
Change in provision for losses on accounts receivable	(50)	(19)
Gain on disposition of capital assets	–	(21)
Changes in operating assets and liabilities	906	(3,261)
Net cash provided by operating activities	8,508	3,154

INVESTING ACTIVITIES:
Net purchases of investments	(149)	(90)
Proceeds from sale of capital assets	94	26
Capital expenditures	(2,090)	(25,841)
Net cash used in investing activities	(2,145)	(25,905)

FINANCING ACTIVITIES:
Dividends paid	(1,347)	(1,106)
Proceeds from issuance of common stock	644	105
Excess tax benefit (expense) from share-based payments	20	(113)
(Repayments of) proceeds from current notes payable	(5,097)	11,996
Net cash (used in) provided by financing activities	(5,780)	10,882

Increase (decrease) in cash	583	(11,869)
Cash at beginning of period	1,282	22,176
Cash at end of period	$1,865	$10,307

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer